UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(X) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1.  Name and Address of Reporting Person

    DS International Partners, LLC
    354 Pequot Avenue
    Southport, CT  06490

2.  Issuer Name and Ticker or Trading Symbol

    Sanctuary Woods Multimedia Corporation
    SWMC

3.  IRS Number of Reporting Person (Voluntary)

4.  Statement for Month/Year

    11/97

5.  If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below) Formerly was a greater-than-10% owner.

7.  Individual or Joint/Group Filing (check Applicable Line)
      X    Form filed by One Reporting Person
           Form filed by More than One Reporting Person

                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End    |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    of Month        |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
   Common Shares -       10/1/97         J(1)            208,334 (D)    N/A             0
     No Par Value
---------------------------------------------------------------------------------------------------------------------------------

                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED

1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|
                   |             |            |      |     |        |        |         |         |        |            |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|

|  8. Price of          | 9. Number of      | 10. Ownership     | 11. Nature of   |
|     Derivative        |    derivative     |     Form of       |     Indirect    |
|     Security          |    Securities     |     Derivative    |     Beneficial  |
|     (Instr. 5)        |    Benefi-        |     Security      |     Ownership   |
|                       |    cially         |     Direct (D)    |     (Instr. 4)  |
|                       |    Owned at       |     or Indirect   |                 |
|                       |    End of         |     (I) (Instr.   |                 |
|                       |    Month          |     4)            |                 |







|                       |    (Instr. 4)     |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|
|                       |                   |                   |                 |
|_______________________|___________________|___________________|_________________|

      DS International Partners, LLC


      By: /s/ Kevin O'Brien        December 10, 1997
      __________________________   _________________
          Kevin O'Brien            Date

**Signature of
  Reporting Person

**    Intentional misstatements or omissions of facts constitute
      Federal Criminal Violations.  See U.S.C. 1001 and 15 U.S.C.
      78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see Instruction 6 for procedure.

1. Formerly a greater-than-10% holder. Pursuant to an investment management agreement dated November 3, 1997, Dawson-Samberg Capital Management, Inc., an affiliate of the reporting person and a registered investment adviser, has sole voting power and sole investment power with respect to these securities. The execution of the agreement did not involve a change in the reporting person's pecuniary interest in the securities.


17975010.AK3